Exhibit (e)(2)

November 16, 2012

Reckitt Benckiser Group plc

c/o Reckitt Benckiser LLC

Morris Corporate Center IV

399 Interpace Parkway

P.O. Box 225

Parsippany, NJ 07054-0225

Attention:      Kelly Slavitt

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated acquisition of (a “Possible Transaction”) Schiff Nutrition International, Inc. and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” (i) with respect to you, shall only include your officers, managers, directors, general partners, employees, outside counsel, accountants and consultants and, subject to (a) receipt of prior consent of the Company, shall also include your financial advisors and potential sources of equity or debt financing (and their respective counsel) and (ii) with respect to the Company, shall include its directors, officers, employees, agents, affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), partners and advisors and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors). Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is

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delivered, disclosed or furnished, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was or will be within your possession and developed by you prior to it being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was, to your knowledge, not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, (iii) is or becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is, to your knowledge, not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information or (iv) is independently developed by you or your Representatives without reference to the Evaluation Material.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction, who are provided with a copy of this letter agreement and who agree to be bound by the terms hereof or are bound by confidentiality obligations no less restrictive than those contained herein. You shall maintain a list of those Representatives to whom Evaluation Material has been disclosed (which list shall be presented to the Company upon request). In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all reasonable measures to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representatives have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without limiting the generality of the

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foregoing, you further agree that, without the prior written consent of the Company, you and your affiliates will not, directly or indirectly, consult or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any co-investor, source of equity financing or other person (other than the Company) regarding a Possible Transaction, including, without limitation, discussions or other communications with any prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer for the Company or (ii) the price that you or such other bidder may bid or offer for the Company. Except as required pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 29, 2012, by and among the Company, Bayer HealthCare LLC and Willow Road Company, the Company agrees that, without your prior written consent, the Company and its officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors and sources of equity and debt financing (including those associated with Weider Health and Fitness and TPG) (and their respective counsel) will not disclose to any other person any Discussion Information, and that the Company shall accept responsibility for any breach of this letter agreement by the Company or any of the foregoing persons. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information, you shall, to the extent reasonably feasible, provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, based on advice of legal counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use your reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal; and provided further that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3. Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, you will as directed by the Company promptly deliver, at your expense, to the Company or destroy all Evaluation Material (and any copies thereof) furnished to you or your

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Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or on your behalf shall be returned or destroyed and, subject to the following two sentences, no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt written confirmation of your compliance with this paragraph. You and your Representatives shall be entitled to keep and make use of one copy of Evaluation Material if and to the extent required by applicable mandatory law or regulation. You and your Representatives shall not be required to destroy any computer or other electronic or digital files created during automatic back-up procedures generally applicable to such persons. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two years from the date hereof, neither you nor any of your Representatives acting on behalf of or in concert with you will, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or employees of the Company with whom you have had contact during your evaluation of a Possible Transaction; provided, however, that you may engage in general solicitations for employees in the ordinary course of business and consistent with past practice and you may employ any person who contacted you or your Representatives on his or her own initiative (without any direct or indirect initiation from you or your Representatives).

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. No Agreement. No contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final

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definitive agreement has been executed and delivered, and each party hereby waives, in advance, any claims (other than claims for breach of this letter agreement) in connection with any Possible Transaction unless and until you and the Company shall have entered into a definitive agreement. Unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction except for the matters specifically agreed to herein. Each party reserves the right, in its sole discretion, to reject any and all proposals made with respect to a Possible Transaction, to determine not to engage in a Possible Transaction or in discussions or negotiations and to terminate discussions and negotiations at any time.

8. No Waiver of Rights. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9. Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement and each party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity. Each party agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

10. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or any federal court sitting therein for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware or any federal court sitting therein, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements,

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understandings, arrangements and discussions between you and the Company regarding such subject matter, including, without limitation, any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

12. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

13. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

14. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

15. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through (i) John Bailey at TPG Growth (phone: (415) 743-1579; email: jbailey@tpg.com) or (ii) Tad Freese at Latham & Watkins LLP (phone: (650) 463-3060; email: tad.freese@lw.com) or Jamie Leigh at Latham & Watkins LLP (phone: (650) 463-4663; email: jamie.leigh@lw.com). Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries) in connection with a Possible Transaction without the Company’s prior written consent.

16. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the parties and their successors and assigns.

17. Third Party Beneficiaries. You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. You further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

18. No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material disclosed pursuant to this letter agreement.

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19. Term. This letter agreement will terminate three years from the date hereof.

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Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

Schiff Nutrition International, Inc.

By:	/s/ Scott K. Milsten
Name: Scott K. Milsten
Title: Senior Vice President, General Counsel and Corporate Secretary

CONFIRMED AND AGREED

as of the date written above:

Reckitt Benckiser Group plc

By:	/s/ William Richard Mordan
Name: William Richard Mordan
Title: SVP General Counsel